Exhibit 2(h)(6)

CARLYLE CREDIT INCOME FUND

Common Shares

First Amendment to the

Equity Distribution Agreement

This First Amendment, dated May 20, 2024 (this “Amendment”), is to that certain Equity Distribution Agreement, dated October 4, 2023, by and among Carlyle Credit Income Fund, a Delaware statutory trust (the “Fund”), Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Advisor”), Ladenburg Thalmann & Co. Inc. (“Ladenburg”), B. Riley Securities, Inc. (“B. Riley”) and Oppenheimer & Co. Inc. (“Oppenheimer” and, together with Ladenburg and B. Riley, the “Placement Agents”) (the “Equity Distribution Agreement”).

WHEREAS, the parties desire to modify certain references to Ladenburg in the Equity Distribution Agreement to instead refer to B. Riley, with effect on and after the date hereof.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

1. Amendments to Section 9(b). Section 9(b) of the Equity Distribution Agreement is amended and restated as follows:

On or prior to the date of the first Placement Notice and within five (5) Business Days of each Representation Date with respect to which the Fund and the Advisor are obligated to deliver the applicable Officer’s Certificate for which no waiver is applicable, the Fund shall cause to be furnished to the Placement Agents written opinions of Dechert LLP and Richards, Layton & Finger, P.A. or other counsel satisfactory to B. Riley (collectively, “Fund Counsel”), in form and substance reasonably satisfactory to B. Riley and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the respective form attached hereto as Exhibit D modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish the Placement Agents with a letter (a “Reliance Letter”) to the effect that the Placement Agents may rely on a prior opinion delivered under this Section 9(b) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

2. Amendments to Section 9(c). The first sentence of Section 9(c) of the Equity Distribution Agreement is amended and restated as follows:

On or prior to the date of the first Placement Notice and within five (5) Business Days of each Representation Date with respect to which the Fund and the Advisor are obligated to deliver the applicable Officer’s Certificate for which no waiver is applicable (each, a “Comfort Letter Triggering Event”), the Fund shall cause (A) its independent accountants to furnish the Placement

Agents a letter (the “Comfort Letter”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to B. Riley, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Fund Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter and (B) the Chief Financial Officer of the Fund to furnish to Placement Agents a certificate (the “CFO Certificate”) dated the date that the certificate is required to be delivered, in form and substance satisfactory to B. Riley.

3. Amendments to Section 9(d). Section 9(d) of the Equity Distribution Agreement is amended and restated as follows:

On or prior to the date of the first Placement Notice and within five (5) Business Days of each Representation Date with respect to which the Fund and the Advisor are obligated to deliver the applicable Officer’s Certificate for which no waiver is applicable, the Placement Agents shall have received a written opinion of Katten Muchin Rosenman LLP, in form and substance satisfactory to B. Riley, dated the date that the opinion is required to be delivered, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish the Placement Agents with a Reliance Letter to the effect that the Placement Agents may rely on a prior opinion delivered under this Section 9(d) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

4. Amendments to Section 9(e). Section 9(e) of the Equity Distribution Agreement is amended and restated as follows:

Within five (5) Business Days of the Fund filing with the Commission a Financial Metrics 424, the Fund shall cause to be furnished to the Placement Agents a CFO Certificate certifying the information included in the Financial Metrics 424, in a form and substance satisfactory to B. Riley.

5. Amendments to Section 9(m). Section 9(m) of the Equity Distribution Agreement is amended and restated as follows:

If any condition specified in this Section 9 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by B. Riley by notice to the Fund, and such termination shall be without liability of any party to any other party except as provided in Section 8 hereof and except that, in the case of any termination of this Agreement, Sections 4, 5, 11, and 12 hereof shall survive such termination and remain in full force and effect

6. Amendments to Section 10(a). Section 10(a) of the Equity Distribution Agreement is amended and restated as follows:

B. Riley, on behalf of the Placement Agents, may terminate this Agreement with respect to one or more Placement Agents or in its entirety, by notice to the Fund, as hereinafter specified at any time if (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Registration Statement and the Prospectus, there has been any Material Adverse Change or any development involving a prospective Material Adverse Change in the business, properties, management, financial condition or results of operation of the Fund or the Advisor, which would, in B. Riley’s judgment, make it impracticable or inadvisable to proceed with the sale of the Placement Securities on the terms and in the manner contemplated in the Registration Statement and the Prospectus, or (y) there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market; (ii) a suspension or material limitation in trading in the Fund’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in B. Riley’s judgment makes it impracticable or inadvisable to proceed with the sale of the Placement Securities on the terms and in the manner contemplated in the Registration Statement and the Prospectus, or (z) there shall have occurred any downgrading, or any notice or announcement shall have been given or made of (i) any intended or potential downgrading or (ii) any watch, review or possible change that does not indicate an affirmation or improvement, in the rating accorded any securities of or guaranteed by the Fund by any “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) under the Securities Act.

7. Amendments to Section 11(a). The penultimate sentence of Section 11(a) of the Equity Distribution Agreement is amended and restated as follows:

In the case of any such separate firm for the Placements Agents, such firm shall be designated in writing by B. Riley.

8. Amendments to Section 11(b). The last sentence of Section 11(b) of the Equity Distribution Agreement is amended and restated as follows:

The Fund, the Advisor or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Fund, the Advisor or such person unless the employment of such counsel shall have been authorized in writing by B. Riley in connection with the defense of such action or B. Riley shall not have employed counsel to have charge of the defense of such action within a reasonable time after delivery of notice of such action or such indemnified party or parties shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to it or them which are different from or additional to those available to the Placement Agents (in which case the Placement Agents shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by Placement Agents and paid as incurred (it being understood, however, that the Placement Agents shall not be liable for the expenses of more than one separate firm of attorneys in any one action or series of related actions in the same jurisdiction (other than local counsel in any such jurisdiction) representing the indemnified parties who are parties to such action).

9. Consent to Amendment. Each of the Fund, the Advisor and the Placement Agents by the execution of this Amendment, hereby consent to the amendments, modifications and supplements to the Equity Distribution Agreement contemplated herein.

10. No Other Amendments. No other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all annexes and exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

11. Governing Law; Headings. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles. The section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of this Amendment.

12. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Equity Distribution Agreement.

13. Counterparts. This Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties. An electronic signature shall constitute an original signature for all purposes.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by each of you, this Amendment and such acceptance hereof shall constitute a binding agreement among each of you, the Fund and the Advisor.

[Signature pages to follow]

Very truly yours,

CARLYLE CREDIT INCOME FUND

By:	/s/ Lauren Basmadjian
Name: Lauren Basmadjian
Title: Chief Executive Officer

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Managing Director and Deputy Chief Investment Officer

[Signature Page to First Amendment to the Equity Distribution Agreement]

Accepted and agreed to as of the date first above written:

Ladenburg Thalmann & Co. Inc.

By:	/s/ Barry Steiner
Name: Barry Steiner
Title: Co-Chief Executive Officer

B. Riley Securities, Inc.

By:	/s/ Mike Cavanaugh
Name: Mike Cavanaugh
Title: Managing Director

Oppenheimer & Co. Inc.

By:	/s/ JD Nelson
Name: JD Nelson
Title: Managing Director

[Signature Page to First Amendment to the Equity Distribution Agreement]